Exhibit 10.1

Separation and Release of Claims Agreement (NY over 40)

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Beyond Air, Inc. (f/k/a AIT THERAPEUTICS INC. (the “Employer” or “Beyond Air”), on behalf of itself, its parent, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Steve Lisi (the “Executive”) (the Employer and the Executive are collectively referred to as the “Parties”).

WHEREAS, the Employer and Executive have previously entered into an employment agreement effective June 30, 2018 (the “Employment Agreement”); and

WHEREAS, the Parties now desire to terminate the Executive’s employment with the Employer by mutual agreement in accordance with the terms and conditions set forth in the Employment Agreement and specifically Section 5.1, and to enter into this Agreement to set forth their mutual understandings and agreements relating thereto; and

WHEREAS, the Board of Directors of the Employer has authorized the execution of this Agreement on behalf of the Employer; and

WHEREAS, the Parties desire to resolve any and all matters between them, including but not limited to those matters arising from the Executive’s employment and the circumstances of his separation, on the terms set forth herein.

WHEREAS, All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Separation Date.

(a) The Executive’s last day of employment with the Employer is March 27, 2026 (the “Separation Date”). After the Separation Date, the Executive will not represent himself as being an employee, officer, director, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

(b) Simultaneously with the execution of this Agreement, the Executive shall execute and deliver to the Corporate Secretary of the Employer a written resignation from: (i) the Board of Directors of the Employer and all subsidiaries and affiliates on which the Executive serves as a director, including Beyond Caneer, Ltd. and Neuronos Israel Ltd.; and (ii) all officer positions held with the Employer and any subsidiary or affiliate, including but not limited to his position as Chief Executive Officer and Chairman of the Board and Chairman of the Board of each of Beyond Caneer, Ltd. and Neuronos Israel Ltd., effective as of the Separation Date. A form of resignation letter is attached hereto as Exhibit A. The Executive’s failure to execute and deliver such resignation letter simultaneously herewith shall constitute a material breach of this Agreement.

2. Return of Property. The Executive represents and warrants that the Executive has returned all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Executive’s possession. Executive further acknowledges and agrees that the Executive no longer has access to and does not claim ownership of any of Employer Group’s cloud storage or social media accounts.

The Executive further acknowledges that the obligations set forth in Section 7.2 of the Employment Agreement with respect to the return of property survive the termination of employment and are incorporated herein by reference. The Executive confirms that he has preserved, and has not deleted, altered, destroyed, concealed, or transferred, any documents, records, or data in his possession, custody, or control that relate to the matters described in the Company’s investigation conducted prior to the execution of this Agreement.

3. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a) has not filed any claims, complaints, or actions of any kind against the Employer Group with any federal, state, or local court or government or administrative agency or arbitration forum before executing this Agreement. For the avoidance of doubt, this representation does not include, and the Executive is not required to disclose to the Employer, any claims, complaints, or communications to any Government Agencies (as defined below);

(b) has not made any claims or allegations to the Employer Group related to discrimination, sexual harassment, or sexual abuse, and that none of the payments set forth in this Agreement are related to discrimination, sexual harassment, or sexual abuse;

(c) has been properly paid for all hours worked for the Employer Group;

(d) has received all salary, wages, commissions, bonuses, and other compensation due to the Executive through the Separation Date in accordance with the terms of the Employment Agreement, with the exception of the Executive’s final payroll check for salary and any accrued, unused vacation, if any, through and including the Separation Date (which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date), and the Separation Benefits set forth in Section 4 of this Agreement; and

(e) has not engaged in any unlawful conduct relating to the business of the Employer Group to the best of the Executive’s knowledge.

If any of these statements is not true, the Executive cannot sign this Agreement and must notify the Employer immediately in writing of the statements that are not true. This notice will not automatically disqualify the Executive from receiving the benefits offered in this Agreement, but will require the Employer’s further review and consideration.

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4. Separation Benefits. As consideration for the Executive’s execution of, non-revocation of, and compliance with this Agreement, including the Executive’s waiver and release of claims in Section 6, post-termination obligations set forth in the Employment Agreement, and other post-termination obligations, and in accordance with Section 5.1 of the Employment Agreement, the Employer agrees to provide the following benefits to which the Executive is not otherwise entitled, hereinafter referred to as “Separation Benefits”:

(a) Continued payment of twelve (12) months of Executive’s Base Salary, at the rate of $650,000 per annum (representing the Base Salary in effect as of the Separation Date), payable in substantially equal installments in accordance with the Employer’s regular payroll practices, less all relevant taxes and other withholdings, for a period of twelve (12) months starting on the first payroll date following the Effective Date (defined below) but no later than 60 days after the Separation Date.

(b) If the Executive is covered under the Beyond Air Plan (“Plan”) when the Executive’s employment with the Employer ends, and the Executive timely and properly elects COBRA continuation coverage under the Plan, the Executive may be permitted to continue participation in the Plan under COBRA by continuing to pay premiums to the Employer at the contribution level in effect for active employees until the earlier of: (i) the expiration of twelve (12) months following the Separation Date; or (ii) the date the Executive becomes covered under another group health plan. At the end of this period, to the extent the Executive remains eligible for COBRA coverage under the Plan and the maximum COBRA continuation coverage period has not expired, the Executive is fully responsible to pay any and all premiums for COBRA coverage through the expiration or termination of the COBRA continuation coverage period; provided, however, that to the extent this provision of such continuation coverage is not permitted under the terms of the Employer benefit plans or would result in an adverse tax consequence to the Employer or Executive under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Employer may alternatively provide Executive with a cash payment in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Employer are required to pay for such benefits from time to time).

Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement.

(c) All options and all restricted stock unit awards held by the Executive that are vested as of the Separation Date shall remain exercisable for a period of twenty-four (24) months following the Separation Date, after which they shall expire unexercised.

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(d) All unvested options and all unvested stock restriction unit awards held by the Executive as of the Separation Date shall be accelerated and shall vest as of the Separation Date, and shall be exercisable for a period of twenty-four (24) months following the Separation Date, after which they shall expire unexercised.

(e) Executive agrees to direct all requests for references to Employer’s Human Resources Department. In response to a request for a reference, Employer Group shall provide only Executive’s dates of employment and job title.

(f) The Executive acknowledges that any change in his beneficial ownership of Company securities resulting from the treatment of equity awards under this Section 4(e) may require the filing of a Form 4 under Section 16 of the Securities Exchange Act of 1934 within two (2) business days of the relevant transaction. The Executive agrees to cooperate with the Company and timely execute any required Section 16 filings; and

(g) Sections 4(b) and 4(c) supersede and control over any inconsistent term in the applicable award agreements with respect to the treatment of the Executive’s equity upon the mutual termination of his employment, but shall not affect the continued applicability of all other terms of such award agreements, including the prohibition on insider trading and the Company’s right to recover equity-related compensation under its clawback policy.

(h) Notwithstanding any other provision of this Agreement, the Executive acknowledges and agrees that to the extent applicable:

(i) Any incentive-based compensation received by the Executive that is subject to the Employer’s Compensation Recovery Policy (the “Clawback Policy”), as adopted pursuant to SEC Rule 10D-1 and applicable exchange listing standards, remains subject to recovery by the Employer pursuant to the Clawback Policy, regardless of the execution of this Agreement;

(ii) Nothing in this Agreement constitutes a waiver of the Employer’s rights under the Clawback Policy, and the Employer’s obligations to recover erroneously awarded compensation under the Clawback Policy cannot be waived by contract;

(iii) The Employer shall not indemnify the Executive against the loss of any compensation that is subject to recovery under the Clawback Policy; and

(iv) The Executive agrees to cooperate with the Employer in connection with any audit, investigation, or proceeding relating to the Clawback Policy, including by providing such documentation and information as the Employer may reasonably request.

The Executive further understands and acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Executive.

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5. Public Disclosure. The Parties acknowledge that the Employer is required to file a Current Report on Form 8-K with the Securities and Exchange Commission within four (4) business days of the Separation Date disclosing the Executive’s departure as principal executive officer and Chairman of the Board of Directors pursuant to Item 5.02 of Form 8-K. The Parties agree that the Form 8-K shall describe the separation as a mutual agreement between the Parties and shall not characterize the separation in a manner inconsistent with Section 5.1 of the Employment Agreement. The Executive agrees not to make any public statement, filing, or communication that is inconsistent with the characterization of his departure in the Form 8-K, subject to the Executive’s rights to communicate truthfully with any governmental agency. Nothing in this Section prevents the Employer from making all disclosures required by applicable securities laws and regulations, including but not limited to disclosures regarding executive compensation under Regulation S-K, Item 402.

6. Release.

(a) Executive’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement, including, but not limited to:

(i) any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law and paid sick leave requirements), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (NYCHRL), as amended by the New York City Pregnant Workers Fairness Act, and the New York City Paid Safe and Sick Leave Law, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

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(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released; for clarity, this Section 4(a)(ii) does not include the above defined Separation Benefits;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law; (C) any right to file an unfair labor practice charge under the National Labor Relations Act; (D) protections against retaliation under the Taxpayer First Act (26 U.S.C. § 2623(d)); (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements, (F) Employer’s breach of any terms and conditions of the Agreement, (G) events, acts, or omissions taking place after the Parties’ execution of the Agreement, (H) the right to communicate directly with, provide information to, or receive financial awards from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and SEC Rule 21F-17 thereunder; no provision of this Agreement shall be construed to prevent, impede, or restrict such communications, and the Employer shall not enforce or threaten to enforce any provision of this Agreement to prevent the Executive from communicating with the SEC regarding any matter that may constitute a possible violation of the federal securities laws; (I) rights under the anti-retaliation provisions of the Sarbanes-Oxley Act of 2002, Section 806 (18 U.S.C. § 1514A), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 922 (15 U.S.C. § 78u-6); (J) rights under New York Labor Law § 740 (private-sector whistleblower protection) with respect to disclosures of information to a governmental body, and the anti-retaliation protections thereunder; and (K) rights to indemnification and continued D&O insurance coverage as set forth in Section 21 of this Agreement and as otherwise provided by law, the Employer’s certificate of incorporation and bylaws, and any separate indemnification agreement between the Executive and the Employer, all of which survive the termination of employment.

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(b) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(i) the Executive has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing and has consulted with such counsel as the Executive believed was necessary before signing this Agreement.

(iii) the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled.

(v) the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period (“Review Period”);

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(vi) the Executive understands that the Executive has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Adam Newman at the Employer, by personal delivery or by email at anewman@beyondair.net before the end of this seven-day period; and

(vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.

(c) Employer Release of Executive.

In exchange for the Releasors’ waiver and release of claims against the Released Parties, and non-revocation of any portion of that release, the Employer expressly waives and releases any and all claims against the Executive that may be waived and released by law.

7. Effective Date. This Agreement is effective seven (7) calendar days after Executive executes this Agreement provided Executive does not revoke the Agreement pursuant to Section 5(b)(vi) and Employer executes this Agreement prior to the end of the revocation period. Any revocation shall be in writing and emailed to Adam Newman at anewman@beyondair.net.

This Agreement shall not become effective, therefore, and none of the payments or benefits set forth in this Agreement shall become due until (a) Executive has timely executed this Agreement, (b) the seven-day revocation period has expired without revocation being exercised, and (c) Executive has satisfied each of his obligations in this Agreement (the “Effective Date”). A signed copy of the Agreement shall be returned to the email address above.

8. Executive Non-Disparagement. The Executive agrees and covenants that the Executive shall not, directly or indirectly, at any time, make, publish, or communicate in any medium or forum (including verbal, written, or electronic communications, and social or digital platforms such as LinkedIn, Facebook, X/Twitter, Glassdoor, or other review sites) any statements, comments, postings, or communications that are defamatory, knowingly false, disparaging, or reasonably likely to damage the reputation, business, or goodwill of the Employer Group, its subsidiaries, affiliates, shareholders, investors, officers, directors, employees, agents, products, or services.

This restriction includes statements made anonymously or pseudonymously on internet or electronic platforms, or through third parties acting on the Executive’s behalf. The Executive further agrees not to counsel, assist, or encourage any other person or entity to make such statements.

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Nothing in this Section shall restrict or impede the Executive from: (i) exercising rights that cannot be waived by law, including under the National Labor Relations Act, whistleblower provisions, or applicable securities laws; (ii) making truthful statements required by law, subpoena, court order, or government agency directive; (iii) cooperating with or participating in any investigation or proceeding by the Equal Employment Opportunity Commission (“EEOC”) or other government enforcement agency; (iv) raising truthful complaints or claims of sexual harassment, sexual assault, or other unlawful workplace conduct; (v) communicating directly with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other federal or state governmental or regulatory authority, regarding any matter that may constitute a possible violation of the federal or state securities laws, including pursuant to SEC Rule 21F-17; or (vi) providing truthful testimony in any legal, administrative, or arbitration proceeding.

The Executive shall, unless prohibited by law, provide written notice to the Employer’s General Counsel of any legal requirement to make a disclosure described in this paragraph within three (3) business days of receiving such requirement.

If the Executive breaches this clause, the Employer may seek equitable relief (including injunctive relief) and recovery of any damages caused by such breach.

9. Employer Non-Disparagement. The Employer agrees and covenants that the Employer shall not, directly or indirectly, at any time, make, publish, or communicate in any medium or forum (including verbal, written, or electronic communications, and social or digital platforms such as LinkedIn, Facebook, X/Twitter, Glassdoor, or other review sites) any statements, comments, postings, or communications that are defamatory, knowingly false, disparaging, or reasonably likely to damage the reputation, business, or goodwill of the Executive.

This restriction includes statements made anonymously or pseudonymously on internet or electronic platforms, or through third parties acting on the Employer’s behalf. The Employer further agrees not to counsel, assist, or encourage any other person or entity to make such statements.

The Employer shall, unless prohibited by law, provide written notice to the Executive of any legal requirement to make a disclosure described in this paragraph within three (3) business days of receiving such requirement.

If the Employer breaches this clause, the Executive may seek equitable relief (including injunctive relief) and recovery of any damages caused by such breach.

10. Remedies. In the event of a breach or threatened breach by either Party of any provision of this Agreement, each Party hereby consents and agrees that money damages would not afford an adequate remedy and that the non-breaching Party shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from a court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. In any action, proceeding, or arbitration arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable attorneys’ fees, costs, and expenses incurred in connection with such action, proceeding, or arbitration, including any appeals therefrom.

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If the Executive fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it; provided, however, that this clawback right shall not be exercised in a manner that penalizes the Executive for exercising his rights under the ADEA, the EEOC charge-filing process, or Section 21F of the Securities Exchange Act of 1934.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

11. Successors and Assigns.

(a) Assignment by the Employer Group

The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by the Executive

The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. Notwithstanding the foregoing, in the event of the Executive’s death, all benefits accrued or payable under this Agreement shall inure to the benefit of the Executive’s estate.

12. Governing Law and Dispute Resolution.

(a) Governing Law. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment or termination of employment with Beyond Air, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of New York (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

(b) Mandatory Arbitration. Except as provided in Section 12(c) below, any and all disputes, claims, or controversies between the Parties arising out of or relating to this Agreement, the Employment Agreement, the Executive’s employment with the Employer Group, or the termination of that employment, (including any dispute about the validity, enforceability, scope, or breach of this Agreement or the Employment Agreement) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect (the “AAA Rules”), which are incorporated herein by reference. The arbitration shall be conducted before a single neutral arbitrator unless the AAA Rules require a panel. The arbitration shall take place in New York County, New York. The arbitrator shall apply New York substantive law and the Federal Rules of Evidence. The arbitrator shall have authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the specific performance of any obligation under this Agreement or the Employment Agreement, and the issuance of permanent injunctive relief. The arbitrator’s award shall be in writing, shall state the reasons for the award, and shall be final and binding on the Parties. Judgment upon the award may be entered in any court of competent jurisdiction. The costs and fees of the arbitrator shall be shared equally by the Parties, unless the arbitrator determines otherwise. Each Party shall bear its own attorneys’ fees and costs in connection with the arbitration, subject to the Parties’ rights under Section 21 of this Agreement.

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(c) The Parties acknowledge and agree that this Section 12(b) is intended to be consistent with, and an extension of, the arbitration obligations set forth in Section 11 of the Employment Agreement, and that all disputes arising under both this Agreement and the Employment Agreement shall be resolved in a single arbitration proceeding to the extent practicable.

(d) Exception for Equitable Relief. Notwithstanding Section 12(b), either Party may seek temporary or preliminary injunctive or other emergency equitable relief from a court of competent jurisdiction — without first initiating or completing arbitration — where necessary to prevent irreparable harm pending the arbitration of the underlying dispute. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York for the limited purpose of any such emergency equitable proceeding. The seeking of such interim relief shall not be deemed a waiver of the right to arbitrate, and the court proceeding shall be stayed as to the merits of any dispute pending completion of the arbitration.

(e) ADEA / OWBPA Arbitration Carve-Out. Nothing in this Section 12 shall be construed to limit the Executive’s right to: (i) file a charge or complaint with the Equal Employment Opportunity Commission (EEOC) or any similar state or local administrative agency; (ii) participate in any EEOC or governmental agency investigation or proceeding; (iii) challenge the validity of the ADEA waiver contained in Section 5(b) of this Agreement; or (iv) file a lawsuit in court solely to challenge the enforceability of the ADEA waiver under the Older Workers Benefit Protection Act. An individual alleging that a waiver agreement was not knowing and voluntary under the ADEA is not required to tender back the consideration given for that agreement before filing either a lawsuit or a charge of discrimination with the EEOC or any state or local fair employment practices agency. The arbitration obligation in Section 12(b) shall not be enforced against the Executive with respect to any claim challenging the validity of the ADEA waiver.

(f) Class Action and Collective Action Waiver. The Executive and the Employer each agree that any arbitration shall be conducted solely on an individual basis and not as a class action, collective action, or representative action. Neither Party shall seek to have any dispute heard as a class action, collective action, or representative action, and the arbitrator shall have no authority to consolidate more than one person’s claims or to otherwise preside over any form of a class, collective, or representative proceeding.

(g) Survival. This Section 12 shall survive the termination or expiration of this Agreement.

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13. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Executive’s ongoing obligations under the Employment Agreement, including but not limited to the restrictive covenants contained therein, which shall remain in full force and effect.

In the event of any inconsistency between this Agreement and any other agreement between the Executive and the Employer Group, the statements in this Agreement shall control with respect to the subject matter of this Agreement (i.e., the terms and conditions of the Executive’s separation), and the Employment Agreement shall control with respect to all surviving post-termination obligations, including but not limited to the confidentiality, non-solicitation, non-competition, and cooperation obligations set forth in Sections 7 through 10.3 of the Employment Agreement.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by an authorized representative of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

16. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

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17. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

18. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Executive or the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

19. Notices. All notices under this Agreement must be given in writing by receipted email at the addresses indicated in this Agreement or any other address designated in writing by either Party. When providing written notice to Employer Group, a copy must be provided to Employer’s General Counsel at the address below.

Notice to Employer Group:

Adam Newman

anewman@beyondair.net

Notice to the Executive:

Steve Lisi

9 McGann Drive

Rockville Centre, New York

snllisi@yahoo.com

With copy to: [Executive’s Counsel NAME, FIRM, EMAIL]

20. Tolling. If the Executive violates any of the post-termination obligations referenced in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21. Director and Officer Indemnification and Insurance.

(a) Notwithstanding any other provision of this Agreement, the Employer’s obligations to indemnify the Executive for acts and omissions during his tenure as CEO and Chairman of the Board of Directors, as provided by: (a) the Employer’s Certificate of Incorporation and Bylaws; (b) the Delaware General Corporation Law; (c) any separate indemnification agreement between the Executive and the Employer; and (d) applicable law, shall survive the termination of the Executive’s employment and shall not be affected by this Agreement. Without limiting the foregoing, the Employer shall continue to advance or pay, as incurred, all reasonable attorneys’ fees and other defense costs incurred by the Executive in connection with any current or future claim, action, suit, or proceeding arising out of or relating to acts or omissions during the Executive’s tenure as CEO or Chairman of the Board of Directors, to the fullest extent permitted by applicable law.

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(b) The Employer shall maintain a directors and officers liability insurance policy providing coverage to the Executive for acts and omissions during his tenure for not less than six (6) years following the Separation Date, at coverage levels not less than those maintained immediately prior to the Separation Date (“Tail Coverage”). If the Employer is unable to maintain Tail Coverage on commercially reasonable terms, the Employer shall purchase the maximum amount of Tail Coverage available on commercially reasonable terms.

22. Post-Termination Cooperation. For a period of three (3) years following the Separation Date, the Executive agrees to make himself reasonably available and to cooperate fully with the Employer, its Board of Directors, outside counsel, auditors, and authorized representatives in connection with:

(a) any governmental, regulatory, or securities law investigation or proceeding, including but not limited to any inquiry by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other federal or state agency;

(b) any review of the Employer’s financial statements, including any restatement process, relating to periods during which the Executive served as CEO;

(c) any litigation, arbitration, or other legal proceeding in which the Employer is a party and which relates to events occurring during the Executive’s tenure; and

(d) the transition of his duties to his successor, including making himself available for reasonable questions and briefings.

The Employer shall: (i) reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with such cooperation; (ii) schedule cooperation activities at times reasonably convenient to the Executive; and (iii) provide reasonable advance notice of cooperation requests. Nothing in this Section requires the Executive to waive any applicable privilege, including attorney-client privilege.

23. Attorneys’ Fees and Costs. In the event that either Party breaches any term of this Agreement or the post-termination obligations referenced and/or set forth herein, and a legal action (including arbitration) is commenced to enforce, interpret, or defend the Agreement or any provision thereof, the prevailing Party shall be entitled, to the extent permitted by applicable law, to recover from the non-prevailing Party all reasonable attorneys’ fees and costs incurred in connection with such enforcement, interpretation, defense, or demonstration of breach, as well as in any appellate or post-judgment proceeding related thereto. For purposes of this provision, the “Prevailing Party” shall mean the Party that substantially obtains the relief sought, whether by settlement, judgment, or award.

24. Section 409A. This Agreement and the payments hereunder are intended to comply with or satisfy an exemption from Code Section 409A o, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

25. Notice of Post-Termination Obligations. When the Executive’s employment with the Employer terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement. In addition, the Executive authorizes the Employer Group to provide a copy of the restrictive covenants contained in the Employment Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

26. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

EXECUTIVE		Beyond Air, Inc. (f/k/a AIT Therapeutics Inc.)

Signature:	/s/ Steve Lisi	By:	/s/ Robert F. Carey

Name:	Steve Lisi	Name:	Robert F. Carey

Title:	Chief Executive Officer	Title:	Chairman of the Board

Date:		Date:

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